EXHIBIT 99.1

For Immediate Release

Contact:    Willing L. Biddle, CEO or
John T. Hayes, CFO
Urstadt Biddle Properties Inc.
(203) 863-8200

Urstadt Biddle Properties Inc. Reports First Quarter Operating Results For Fiscal 2020

Greenwich, Connecticut, March 9, 2020 -- Urstadt Biddle Properties Inc. (NYSE: UBA and UBP), a real estate investment trust, today reported its operating results for the first quarter ended January 31, 2020.

Net income applicable to Class A Common and Common stockholders for its first quarter of fiscal 2020 was $5,071,000 or $0.13 per diluted Class A Common share and $0.12 per diluted Common share compared to $5,854,000 or $0.16 per diluted Class A Common share and $0.14 per diluted Common share in last year’s first quarter.

Funds from operations (“FFO”) for the first quarter of fiscal 2020 was $12,897,000 or $0.34 per diluted Class A Common share and $0.30 per diluted Common share compared with $13,537,000 or $0.36 per diluted Class A Common share and $0.32 per diluted Common share in last year’s first quarter.

At January 31, 2020, the company’s consolidated properties were 92.8% leased (versus 92.9% at the end of fiscal 2019) and 91.2% occupied (versus 91.4% at the end of fiscal 2019).  The company currently has 329,200 square feet of vacancy in its consolidated portfolio, 41,000 square feet of which is in the lease negotiation stage.  In addition, the company is negotiating letters of intent with potential tenants on another 116,000 square feet of vacant space.  Also, as previously discussed, at January 31, 2020, the leased percentage treats as leased, and the January 31, 2020 occupancy percentage treats as unoccupied, 65,700 square feet of retail space (1.4% of our consolidated square footage) formerly ground leased by Toys R’ Us and Babies R’ Us at the company’s Danbury Square shopping center in Danbury, CT.  Toys R’ Us and Babies R’ Us went bankrupt in fiscal 2017, and this ground lease was purchased from Toys R’ Us and Babies R’ Us and assumed by a real estate investor in August 2018.  The lease rate for the 65,700 square foot space was and remains at $0 for the duration of the lease, and the company did not have any other leases with Toys R’ Us or Babies R’ Us, so the company’s cash flow was not impacted by the bankruptcy of Toys R’ Us and Babies R’ Us.  As of the date of this press release, the company has not been informed if the new owner of the lease has a tenant for the space.

Both the percentage of property leased and the percentage of property occupied referenced in the preceding paragraph exclude the company’s unconsolidated joint ventures.  At January 31, 2020, the company had equity interests in six unconsolidated joint ventures (723,000 square feet), which were 93.7% leased (96.1% at October 31, 2019).

Commenting on the quarter’s operating results, Willing L. Biddle, President and CEO of the company, said “We had another strong operating quarter and our properties continue to perform well with same property operating results growing by approximately 1.9% in this quarter when compared with last year’s first quarter.  Although our FFO was lower on a dollar value and per share basis versus last year’s first quarter, this was caused primarily by several positive financing and investing transactions that will benefit the company over the long-term but had a negative effect on the comparison of FFO in our fiscal 2020 first quarter when compared with last year’s first quarter.  In our fourth quarter of fiscal 2019, we issued $110 million of a new series of preferred stock at a 5.875% coupon rate, one of the lowest coupon rates ever for a non-rated company.  The primary reason for this new series issue was to redeem our $75 million of higher yielding 6.75% series G preferred stock.   While the lower coupon will result in long-term cost savings to the company, excess capital of $35 million was raised, of which $15 million is being used for the development of our retail and self-storage project under construction adjacent to our Stratford, CT property.  This new development will not be completed until late 2020 or early 2021 and will cause dilution to our FFO until stabilization, as we will pay dividends on the excess portion of the preferred stock prior to the production of cash flow by the new development.  The reduction in FFO this quarter versus last year was further accentuated by increased employee compensation as compared with last year, rewarding our employees and management for the strong operating results of the company in fiscal 2019 and their continued excellent performance.  In the first quarter, we continued to strengthen our overall portfolio by pruning two smaller properties that did not meet our investment strategy.  We sold Bernards Square, a small office building in Bernardsville, NJ that we purchased in 2012 as part of a three-property portfolio, including our New Providence, NJ grocery-anchored shopping center.  The sale successfully executes on our original plan of improving Bernards Square, increasing its occupancy, then divesting it from the portfolio.  This quarter, we also sold a vacant single tenant retail property located in Carmel, NY to a restaurant user.  These two sales leave us with a best-in-class 81-property portfolio encompassing 5.3 million square feet, 84% of which is anchored by grocery stores, pharmacies or wholesale clubs, which we believe is the best type of retail property for investment.”

Mr. Biddle continued… “Leasing the vacant space in our portfolio is management’s primary focus at this time.  This quarter, we signed leases for 14,300 square feet of vacant space in our portfolio and renewed leases for 131,600 square feet.  The rents on the new leases were 5.17% higher than the previous rents for the same spaces, and the rents on renewals were 6.72% higher than the expiring rents for the same spaces.  Of the remaining 329,200 square feet of vacancy in our consolidated portfolio, we have approximately 41,000 square feet in the lease negotiation stage, and we are negotiating letters of intent with potential tenants for over 116,000 square feet.  In addition, on January 31 we delivered a 40,000 square foot supermarket space to Whole Foods Markets, which Whole Foods is currently building out, and revenue recognition will begin in the second quarter of fiscal 2020.  We are also close to delivering two spaces totaling 20,800 square feet to Family Dollar and Dollar Tree at our Passaic, NJ property, and revenue recognition will begin upon delivery.  We were not affected by any retailer bankruptcies this quarter.  We are in the grocery-anchored retail business and not the power center business, but we are keeping a careful watch on some of our tenants.  Modell’s Sporting Goods is attempting to avoid bankruptcy and has informed us they will be closing their only store in our portfolio (at our Ridgeway Shopping Center), and we already have interest in this space from another tenant.   AC Moore is in a similar situation, and we expect they will close the only store they have with us (at our Yorktown, NY shopping center) at some point in the near future, and we are also already in discussions with other tenants for this space.  We expect that some segments of retailers will continue to be challenged in the current environment as they adjust to the new economy, but we are fortunate to have well-located properties in areas with strong demographics that are desirable for new tenants.”

Urstadt Biddle Properties Inc. is a self-administered equity real estate investment trust which owns or has equity interests in 81 properties containing approximately 5.3 million square feet of space.  Listed on the New York Stock Exchange since 1970, it provides investors with a means of participating in ownership of income-producing properties. It has paid 200 consecutive quarters of uninterrupted dividends to its shareholders since its inception and has raised total dividends to its shareholders for the last 26 consecutive years.

Certain statements contained herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include, among other things, risks associated with the timing of and costs associated with property improvements, financing commitments and general competitive factors.

 (Table Follows)

Urstadt Biddle Properties Inc. (NYSE: UBA and UBP)
First quarter 2020 results (Unaudited)
 (in thousands, except per share data)

	Three Months Ended
	January 31,
	2020	2019

Revenues
Lease income	$32,945	$33,261
Lease termination	209	17
Other income	1,194	989
Total Revenues	34,348	34,267

Operating Expenses
Property operating	5,929	5,930
Property taxes	5,810	5,913
Depreciation and amortization	7,135	6,940
General and administrative	2,777	2,654
Directors' fees and expenses	105	108
Total Operating Expenses	21,756	21,545

Operating Income	12,592	12,722

Non-Operating Income (Expense):
Interest expense	(3,339)	(3,578)
Equity in net income from unconsolidated joint ventures	513	342
Gain on sale of marketable securities	-	403
Gain/(loss) on sale of properties	(339)	-
Interest, dividends and other investment income	94	129

Net Income	9,521	10,018

Noncontrolling interests:
Net income attributable to noncontrolling interests	(1,038)	(1,101)
Net income attributable to Urstadt Biddle Properties Inc.	8,483	8,917
Preferred stock dividends	(3,412)	(3,063)

Net Income Applicable to Common and Class A Common Stockholders	$5,071	$5,854

Diluted Earnings Per Share:

Per Class A Common Share:	$0.13	$0.16
Per Common Share:	$0.12	$0.14

Weighted Average Number of Shares Outstanding (Diluted):
Class A Common and Class A Common Equivalent	29,648	29,547
Common and Common Equivalent	9,447	9,199

Results of Operations

The following information summarizes our results of operations for the three months ended January 31, 2020 and 2019 (amounts in thousands):

	Three Months Ended
	January 31,				Change Attributable to
Revenues	2020	2019	Increase (Decrease)	% Change	Property Acquisitions/Sales	Properties Held In Both Periods (Note 1)
Base rents	$24,950	$24,809	$141	0.6%	$57	$84
Recoveries from tenants	7,995	8,452	(457)	(5.4)%	39	(496)
Other income	1,194	989	205	20.7%	1	204

Operating Expenses
Property operating	5,929	5,930	(1)	-	37	(38)
Property taxes	5,810	5,913	(103)	(1.7)%	34	(137)
Depreciation and amortization	7,135	6,940	195	2.8%	5	190
General and administrative	2,777	2,654	123	4.6%	n/a	n/a

Non-Operating Income/Expense
Interest expense	3,339	3,578	(239)	(6.7)%	120	(359)
Interest, dividends, and other investment income	94	129	(35)	(27.1)%	n/a	n/a

Note 1 – Properties held in both periods includes only properties owned for the entire periods of 2020 and 2019 and for interest expense the amount also includes parent company interest expense.  All other properties are included in the property acquisition/sales column.  There are no properties excluded from the analysis.

Base rents increased by 0.6% to $25.0 million for the three month period ended January 31, 2020 as compared with $24.8 million in the comparable period of 2019.  The change in base rent and the changes in other income statement line items analyzed in the table above were attributable to:

Property Acquisitions and Properties Sold:

In the first three months of fiscal 2019, we purchased one property totaling 177,000 square feet, and in fiscal 2019 we sold one property totaling 10,100 square feet.  In the first three months of fiscal 2020, we sold two properties totaling 18,100 square feet.  These properties accounted for all of the revenue and expense changes attributable to property acquisitions and sales in the three months ended January 31, 2020 when compared with fiscal 2019.

Properties Held in Both Periods:

Revenues

Base Rent
The small net increase in base rents for the three month period ended January 31, 2020, when compared to the corresponding prior period, was predominantly caused by an increase in base rents at most properties related to normal base rent increases provided for in our leases and new leasing at some properties offset by a decrease in base rent at six properties related to tenant vacancies.  The most significant of these vacancies were the vacating of TJ Maxx at our New Milford, CT property and a tenant at our Stamford, CT property after the first quarter of fiscal 2019.

In the first three months of fiscal 2019, we leased or renewed approximately 145,800 square feet (or approximately 3.2% of total consolidated property leasable area).  At January 31, 2020, the Company’s consolidated properties were 92.8% leased (92.9% leased at October 31, 2019).

Tenant Recoveries
In the three month period ended January 31, 2020, recoveries from tenants (which represent reimbursements from tenants for operating expenses and property taxes) decreased by a net $496,000, when compared with the corresponding prior period. This decrease was predominantly the result of a large real estate tax reduction at one of our properties caused by a reduced assessment as part of a successful tax reduction proceeding, which reduces the amount to be billed back to tenants at that property.  In addition, this decrease was caused by a negative variance of $400,000 relating to reconciliation of the accruals for real estate tax recoveries billed to tenants in the first quarter of fiscal 2019 and 2020.  This net decrease was offset by an increase in property tax expense caused by an increase in property tax assessments at some of our properties.

Expenses

Property Operating
In the three month period ended January 31, 2020, property operating expenses were relatively unchanged when compared with the corresponding prior period.

Property Taxes
In the three month period ended January 31, 2020, property taxes decreased by $137,000 when compared with the corresponding prior period predominantly as a result of a large real estate tax reduction at one of our properties caused by a reduced assessment as part of a successful tax reduction proceeding offset by an increase in property tax assessments for a number of our properties owned in both periods.

Interest
In the three month period ended January 31, 2020, interest expense decreased by $359,000 when compared with the corresponding prior periods as a result of a reduction in interest expense related to our revolving credit facility.  In October 2019, we used a portion of the proceeds from a new series of preferred stock to repay all amounts outstanding on our revolving credit facility.

Depreciation and Amortization
In the three month period ended January 31, 2020, depreciation and amortization increased by $190,000 when compared with the prior period primarily as a result of a write off of tenant improvements related to a tenant that vacated our Danbury, CT property in the first quarter of fiscal 2020.

General and Administrative Expenses
General and administrative expense had a net increase in the three month period ended January 31, 2020 when compared with the corresponding prior periods as a result of an increase of $454,000 in compensation and benefits expense predominantly related to an increase in cash bonuses paid in the first quarter of fiscal 2020 when compared with the corresponding prior period and an increase in medical insurance costs in the first quarter of fiscal 2020 when compared with the corresponding prior period.

Non-GAAP Financial Measure
Funds from Operations (“FFO”)

The company considers Funds from Operations (“FFO”) to be an additional measure of our operating performance.  We report FFO in addition to net income applicable to common stockholders and net cash provided by operating activities.  Management has adopted the definition suggested by The National Association of Real Estate Investment Trusts (“NAREIT”) and defines FFO to mean net income (computed in accordance with GAAP) excluding gains or losses from sales of property, plus real estate-related depreciation and amortization and after adjustments for unconsolidated joint ventures.

Management considers FFO a meaningful, additional measure of operating performance because it primarily excludes the assumption that the value of the Company’s real estate assets diminishes predictably over time and industry analysts have accepted it as a performance measure.  FFO is presented to assist investors in analyzing the performance of the Company.  It is helpful as it excludes various items included in net income that are not indicative of our operating performance, such as gains (or losses) from sales of property and depreciation and amortization.  However, FFO:

•
does not represent cash flows from operating activities in accordance with GAAP (which, unlike FFO, generally reflects all cash effects of transactions and other events in the determination of net income); and

•	should not be considered an alternative to net income as an indication of our performance.

FFO as defined by us may not be comparable to similarly titled items reported by other real estate investment trusts due to possible differences in the application of the NAREIT definition used by such REITs.  The table below provides a reconciliation of net income applicable to Common and Class A Common Stockholders in accordance with GAAP to FFO for the three month periods ended January 31, 2020 and 2019 (amounts in thousands):

(Table Follows)

Urstadt Biddle Properties Inc. (NYSE: UBA and UBP)
First quarter Ended 2020 Results
 (in thousands, except per share data)

Reconciliation of Net Income Available to Common and Class A Common Stockholders To Funds From Operations:	Three Months Ended
	January 31,
	2020	2019
Net Income Applicable to Common and Class A Common Stockholders	$5,071	$5,854

Real property depreciation	5,671	5,664
Amortization of tenant improvements and allowances	1,036	883
Amortization of deferred leasing costs	407	393
Depreciation and amortization on unconsolidated joint ventures	373	380
Loss on sale of property	339	-
Loss on sale of property in unconsolidated joint venture	-	363

Funds from Operations Applicable to Common and Class A Common Stockholders	$12,897	$13,537

Funds from Operations (Diluted) Per Share:
Common	$0.30	$0.32
Class A Common	$0.34	$0.36

Weighted Average Number of Shares Outstanding (Diluted):
Common and Common Equivalent	9,447	9,199
Class A Common and Class A Common Equivalent	29,648	29,547

Non-GAAP Financial Measure
Same Property Net Operating Income (“NOI”)
We present Same Property Net Operating Income ("Same Property NOI"), which is a non-GAAP financial measure. Same Property NOI excludes from Net Operating Income (“NOI”) properties that have not been owned for the full periods presented. The most directly comparable GAAP financial measure to NOI is operating income.  To  calculate NOI, operating income is adjusted to add back depreciation and amortization, general and administrative expense, interest expense, amortization of above and below-market lease intangibles and to exclude straight-line rent adjustments, interest, dividends and other investment income, equity in net income of unconsolidated joint ventures, gain/loss on sale of operating properties.

We use Same Property NOI internally as a performance measure and believe Same Property NOI provides useful information to investors regarding our financial condition and results of operations because it reflects only those income and expense items that are incurred at the property level. Our management also uses Same Property NOI to evaluate property level performance and to make decisions about resource allocations. Further, we believe Same Property NOI is useful to investors as a performance measure because, when compared across periods, Same Property NOI reflects the impact on operations from trends in occupancy rates, rental rates and operating costs on an unleveraged basis, providing perspective not immediately apparent from income from continuing operations. Same Property NOI excludes certain components from net income attributable to Urstadt Biddle Properties Inc. in order to provide results that are more closely related to a property’s results of operations. For example, interest expense is not necessarily linked to the operating performance of a real estate asset and is often incurred at the corporate level as opposed to the property level. In addition, depreciation and amortization, because of historical cost accounting and useful life estimates, may distort operating performance at the property level. Same Property NOI presented by us may not be comparable to Same Property NOI reported by other REITs that define Same Property NOI differently.

Table Follows:

Urstadt Biddle Properties Inc.
Same Property Net Operating Income
(In thousands, except for number of properties and percentages)

	Three Months Ended
	January 31,
	2020	2019	% Change
	(Unaudited)	(Unaudited)
Same Property Operating Results:

Number of Properties (Note 3)	74

Revenue (Note 2)
Base Rent	$24,291	$23,838	1.9%
Recoveries from tenants	7,718	8,213	-6.0%
Other property income	119	163	-27.3%
	$32,128	$32,214	-0.3%

Expenses
Property operating	3,119	3,377	-7.6%
Property taxes	5,597	5,812	-3.7%
Other non-recoverable operating expenses	410	448	-8.4%
	9,126	9,637	-5.3%

Same Property Net Operating Income	$23,002	$22,577	1.9%

Reconciliation of Same Property NOI to Most Directly Comparable GAAP Measure:
Other reconciling items:
Other non-same property net operating income	444	415
Other Interest income	141	77
Other Dividend Income	-	97
Consolidated lease termination income	209	17
Consolidated amortization of above and below market leases	177	135
Consolidated straight line rent income	62	436
Equity in net income of unconsolidated joint ventures	513	342
Taxable REIT subsidiary income/(loss)	131	172
Solar income/(loss)	(112)	(117)
Storage income/(loss)	236	219
Gain on sale of marketable securities	-	403
Interest expense	(3,339)	(3,578)
General and administrative expenses	(2,777)	(2,654)
Provision for tenant credit losses	(343)	(254)
Directors fees and expenses	(105)	(108)
Depreciation and amortization	(7,135)	(6,940)
Adjustment for intercompany expenses and other	(1,244)	(1,221)

Total other -net	(13,142)	(12,559)
Income from continuing operations	9,860	10,018
Gain (loss) on sale of real estate	(339)	-
Net income	9,521	10,018
Net income attributable to noncontrolling interests	(1,038)	(1,101)
Net income attributable to Urstadt Biddle Properties Inc.	$8,483	$8,917

Same Property Operating Expense Ratio (Note 1)	88.6%	89.4%

Note 1 - Represents the percentage of property operating expense and real estate tax
Note 2 - Excludes straight line rent, above/below market lease rent, lease termination income, and bad debt expense.
Note 3 - Includes only properties owned for the entire period of both periods presented

Urstadt Biddle Properties Inc. (NYSE: UBA and UBP)
Balance Sheet Highlights
(in thousands)

	January 31,	October 31,
	2020	2019
	(Unaudited)
Assets
Cash and Cash Equivalents	$14,278	$94,079

Real Estate investments before accumulated depreciation	$1,143,018	$1,141,770

Investments in and advances to unconsolidated joint ventures	$29,046	$29,374

Total Assets	$993,852	$1,072,304

Liabilities
Revolving credit line	$-	$-

Mortgage notes payable and other loans	$304,947	$306,606

Total Liabilities	$343.188	$414,704

Redeemable Noncontrolling Interests	$76.720	$77,876

Preferred Stock	$225,000	$225,000

Total Stockholders’ Equity	$573,944	$579,724